EXHIBIT 99.1

For Immediate Release
Contact:
Richard Cartoon                               Jerry Daly or Carol McCune
Executive Vice President & CFO                Daly Gray Public Relations (Media)
rcartoon@lodgian.com                          jerry@dalygray.com
(404) 365-3823                                (703) 435-6293

  COURT APPROVES LODGIAN REORGANIZATION PLAN FOR FINAL TWO CHAPTER 11 DEBTORS

              CONFIRMS PLAN FOR REMAINING 18 LODGIAN-OWNED HOTELS

      ATLANTA, Ga., April 25, 2003--Lodgian, Inc. (AMEX: LGN), one of the nation's largest owners and operators of mid-scale and upscale hotels, today announced that the U.S. Bankruptcy Court for the Southern District of New York has confirmed the Plan of Reorganization (the Impac Plan) for 18 hotels owned by Lodgian subsidiaries Impac Hotels II, L.L.C. and Impac Hotels III, L.L.C. (the Impac Debtors), ruling that the Impac Debtors have met all necessary requirements to implement the Impac Plan.

      The 18 hotels covered by the Impac Plan are secured by a financing obtained prior to the bankruptcy filing from a single lender, which has a $109.0 million claim against the Impac Debtors. The confirmed Impac Plan calls for the lender to release the hotel collateral in exchange for the payment of an agreed-upon amount on the effective date of the Impac Plan, which is to occur before May 31, 2003. If the agreed-upon payment is not made by that date, the 18 Impac hotels will be returned to the lender in satisfaction of outstanding mortgage obligations.

      Under the terms of the Impac Plan, the Impac Debtors would form 18 new subsidiaries through which they would obtain financing from Lehman Brothers Holdings Inc. to pay the agreed-upon amount to the current lender. Lodgian currently is in negotiations with Lehman Brothers regarding the financing. Although there can be no assurance, Lodgian is hopeful that the Lehman Brothers financing will be successfully completed and, accordingly, that the company will retain ownership of the 18 hotels.

      Lodgian and entities owning 78 hotels, other than the Impac hotels, emerged from Chapter 11 on November 25, 2002.

      "The confirmation of the Impac Plan is a major step in bringing to closure the remaining Chapter 11 issues of Lodgian and its subsidiaries," said David Hawthorne, Lodgian's President and CEO. "We already have made significant progress in improving the operations of our hotels and will work toward closing the Lehman Brothers financing by the end of May.

      "We have a viable plan in place, an experienced management team and a dedicated workforce. These hotels are quality properties in good locations, and we believe we can enhance their returns, especially as the economy begins to rebound from its current difficulties."

      Lodgian is one of the nation's largest owners and operators of hotels. The company owns and/or operates 97 hotels with 18,265 rooms located primarily in urban and secondary metropolitan markets in 30 states and Canada. Substantially all of Lodgian properties are full-service hotels operated under franchise affiliations with the major brands of InterContinental Hotels Group, Marriott, Hilton and Sheraton. For more information about Lodgian, visit the company's Web site: www.lodgian.com.

      This press release includes forward-looking statements related to Lodgian's operations that are based on management's current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words "may," "should," "expect," "believe," "anticipate," "project," "estimate," and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company's control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company's ability to generate sufficient working capital from operations, the ability of Lodgian to operate under the terms of its current financing facilities, and other risks detailed from time- to-time in the company's SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.